Exhibit 38

                         [Great Western Letterhead]

                     YOUR VOTE IS EXTREMELY IMPORTANT!

                                                          May 29, 1997

     Dear Great Western Stockholder:

     Just two weeks from now, at a Special Meeting of Stockholders on June 13, you will have the opportunity to vote on the Washington Mutual merger. On the same day, you also will have the opportunity at Great Western's Annual Meeting to vote on the election of directors and on various amendments to your company's By-laws proposed by H.F. Ahmanson & Company.

     In connection with your vote, we are pleased to enclose two documents we think you will find of great interest:

     * First, a letter to Great Western stockholders from Kerry Killinger, Chairman, President and Chief Executive Officer of Washington Mutual.

     * Second, a copy of an ad we recently ran in several newspapers.

     You can help pave the way for prompt completion of the Washington Mutual merger. We urge you to sign, date and return:

     * The enclosed GREEN proxy card to vote FOR the Washington Mutual merger at the Special Meeting,

          AND

     * The enclosed GOLD proxy card to vote FOR the Board's nominees and AGAINST each of the other proposals at the Annual Meeting.

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN. Please sign and date the GREEN and GOLD cards and return BOTH of them today in the enclosed postage-paid envelope.

     If you have any questions about how to vote your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.

     Thank you for your continued support.

     Sincerely,

     /s/ John F. Maher                        /s/ James F. Montgomery
     John F. Maher                            James F. Montgomery
     President and Chief                      Chairman of the Board
     Executive Officer


                     VOTE GREEN! VOTE GOLD! VOTE TODAY!